License Agreement

THIS LICENSE AGREEMENT (this “Agreement”), made and entered into this 23 day of August, 2017, is by and between MASSROOTS, INC., a Delaware corporation, (“MassRoots”) and REGS TECHNOLOGY, LLC, a Colorado limited lability company (“Company”). MassRoots and Company may also be referred to in this Agreement individually as a “Party” or collectively as the “Parties”.

WHEREAS, MassRoots, CannaRegs, Inc. (“CannaRegs”), MassRoots Legal Technology, Inc. (“MLT”) and the Stockholder Representative (“SR”) are all parties to that certain Agreement and Plan of Merger, dated August 23, 2017, providing for, among other things, the acquisition of all of the issued and outstanding shares of common stock of CannaRegs by MassRoots (the “Merger”), on the terms and conditions as specified therein, a copy of which is attached hereto as Exhibit A (the “Merger Agreement”);

WHEREAS, upon the closing of the Merger, MassRoots shall own all of the CannaRegs Intellectual Property (as defined below);

WHEREAS, the CannaRegs Intellectual Property consists of, in part, the CannaRegs Cannabis Intellectual Property (as defined below) and the CannaRegs Non-Cannabis Intellectual Property (as defined below); and

WHEREAS, Company desires to license from MassRoots and MassRoots desires to license to Company, the CannaRegs Non-Cannabis Intellectual Property (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

1.	Definitions. As used herein, the following terms have the following designated meaning:

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“Affiliate” means with respect to a specified person or entity, any other person or entity which controls, is controlled by, or is under common control with the specified person or entity.

“CannaRegs Cannabis Intellectual Property” means all CannaRegs Intellectual Property that solely relates to the cannabis industry, including data and information regarding the cannabis industry.

“CannaRegs Non-Cannabis Intellectual Property” means all CannaRegs Intellectual Property that does not solely relate to the cannabis industry, including the source code and platform held by CannaRegs immediately prior to the Merger.

“CannaRegs Intellectual Property” means all Company Intellectual Property, and any and all relating Intellectual Property thereafter conceived, derived, developed or put into practice by Company or Parent.

“Territory” means the world.

2.	License Grant.

MassRoots hereby grants to Company, on the terms and conditions of this Agreement, an exclusive, irrevocable, perpetual, sublicensable, royalty-free license (the “License”) to the CannaRegs Non-Cannabis Intellectual Property (except as expressly provided in Section 6) in the Territory for any lawful purpose; provided that Company may not use the CannaRegs Non-Cannabis Intellectual Property in connection with the cannabis industry. Notwithstanding the foregoing, the Parties acknowledge and agree that MassRoots shall use the CannaRegs Non-Cannabis Intellectual Property solely in connection with the cannabis industry. Except for the License, all intellectual property rights in and to the CannaRegs Non-Cannabis Intellectual Property shall remain the property of MassRoots, exclusively. Company shall have no rights, title or interest in or to the CannaRegs Non-Cannabis Intellectual Property except as expressly set forth in this Agreement.

3.	Term.

The term of this Agreement shall commence on the date of this Agreement and continue in perpetuity subject to the terms and conditions contained in this Agreement.

4.       Relationship of the Parties.

Company shall act as an independent contractor in the performance of this Agreement, and shall not act as agent for or partner of MassRoots without the consent of MassRoots. Nothing in this Agreement shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, or formal business entity of any kind, and the rights and obligations of the Parties shall be limited to those expressly set forth herein. Nothing contained in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both Parties.

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This Agreement has been entered into solely for the benefit of the Parties and is not intended to create any legal, equitable, or beneficial interest in any third party, or to vest in any third party, any interest with respect to the enforcement or performance of this Agreement. The Parties agree that no third party has any legal interest in this Agreement, or in any dispute arising hereunder, and that no third party is a necessary or indispensable party to any action or proceeding for the resolution of such disputes. The Parties further agree not to assert in any such proceeding that any third party is necessary or indispensable to such proceeding or to a determination of the relief to be granted therein.

5.       Confidentiality.

Company shall maintain the confidentiality of the CannaRegs Non-Cannabis Intellectual Property and other information which Company receives from MassRoots, including any information regarding the CannaRegs Intellectual Property, pursuant to this Agreement or otherwise to the same extent that Company would maintain the confidentiality of its own similar information. The foregoing shall not restrict Company’s ability to disclose the CannaRegs Non-Cannabis Intellectual Property to third parties contracted by Company to utilize the CannaRegs Non-Cannabis Intellectual Property provided that Company ensures that such third party is obligated to maintain the confidentiality of the CannaRegs Non-Cannabis Intellectual Property to the same extent as Company is obligated as provided herein. Company shall also protect the CannaRegs Non-Cannabis Intellectual Property through instructions to its employees, access limitations, and the like, no less securely than if it were Company’s own intellectual property, if any. Company shall not use the CannaRegs Non-Cannabis Intellectual Property except to the extent permitted hereunder. No CannaRegs Non-Cannabis Intellectual Property shall be transferred, reproduced or used in any way, other than as expressly permitted by this Agreement.

6.       Infringement

Company will defend, at its own expense, any action against MassRoots based on a claim that the CannaRegs Non-Cannabis Intellectual Property infringes a United States or foreign patent, or United States or foreign copyright or involves misappropriation of a trade secret to the extent that such claim relates to Company’s usage of the CannaRegs Non-Cannabis Intellectual Property. Company will pay such damages or costs as are finally awarded against MassRoots for such infringement or misappropriation provided that MassRoots gives Company: (a) prompt written notice of any such action and of all prior related claims; (b) sole control of the defense and settlement of such action; and (c) full cooperation (at Company’s expense) in any defense or settlement. Company shall not be liable for any fees, costs or damages incurred without such prior written notice, control and cooperation and/or that do not relate to Company’s usage of the CannaRegs Non-Cannabis Intellectual Property.

Should any CannaRegs Non-Cannabis Intellectual Property become, or in Company's opinion be likely to become, the subject of a claim of infringement or trade secret misappropriation as set forth herein, Company shall, at its option and expense either: (a) obtain for itself the right to continue using the CannaRegs Non-Cannabis Intellectual Property; (b) replace or modify the CannaRegs Non-Cannabis Intellectual Property so its use becomes non-infringing or otherwise lawful; or (c) discontinue using the infringing portion of the CannaRegs Non-Cannabis Intellectual Property.

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MassRoots shall have no liability for any claim of infringement of a patent, copyright or other intellectual property right or trade secret misappropriation, based on the use of the CannaRegs Non-Cannabis Intellectual Property under this Agreement to the extent that the CannaRegs Non-Cannabis Intellectual Property is held by CannaRegs immediately prior to the Merger.

This Section 6 states Company’s exclusive remedy and MassRoots’ sole liability for the CannaRegs Non-Cannabis Intellectual Property, that is held by CannaRegs immediately prior to the Merger, infringing on the intellectual property rights of third parties or constituting a misappropriation of the trade secrets of third parties.

7.       Injunctive Relief.

Company acknowledges that monetary damages may be an insufficient remedy for damages resulting from the unauthorized use of the CannaRegs Non-Cannabis Intellectual Property and that MassRoots shall be entitled, without waiving or limiting any other rights or remedies, to obtain such injunctive or other equitable relief as may be deemed appropriate by a court of competent jurisdiction. Nothing herein shall be construed as prohibiting or limiting MassRoots from pursuing any other available remedy for unauthorized use or disclosure or for breach or threatened breach of this Agreement.

8.         Indemnity

Except to the extent caused by MassRoots, Company shall fully indemnify and hold harmless MassRoots from and against any and all claims, damages, demands, suits, actions, judgments, liabilities, defaults, or costs and expenses, including court costs and reasonable fees of outside counsel, arising from or related to claims made against MassRoots or as a result of (a) any damage or injury to a third party which is caused by the use of CannaRegs Non-Cannabis Intellectual Property in any manner by Company; or (b) any and all expenses, liability, and loss of any kind arising out of claims, suits, or actions alleging infringement, misuse, or misappropriation of third party intellectual property by the use of the CannaRegs Non-Cannabis Intellectual Property, that is held by CannaRegs immediately prior to the Merger, in any manner by Company.

In no event shall the MassRoots be liable to Company or any third party for any special, punitive, exemplary, indirect, incidental or consequential damages (including, without limitation, loss of goodwill, loss of profits or revenues, loss of use and business interruption) that are claimed to be incurred by Company or any third party whether such claim arises under contract, tort( including strict liability), indemnity or other theory or law, even if MassRoots has been advised of the possibility of such damages.

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9.       Insurance

Prior to sublicensing the CannaRegs Non-Cannabis Intellectual Property to any third party, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $250,000 per incident and $1,000,000 annual aggregate, and Company shall use reasonable efforts to have MassRoots named as additional insured. Such commercial general liability insurance shall provide (i) product liability coverage; (ii) broad form contractual liability coverage for Company’s indemnification under this Agreement; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required shall not be construed to create a limit of Company’s liability with respect to its indemnification under this Agreement.

Company shall provide MassRoots with written evidence of such insurance upon MassRoots’ request. Company shall provide MassRoots with written notice of at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

Company shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any CannaRegs Non-Cannabis Intellectual Property sold or serviced pursuant to this Agreement is being commercial distributed or sold by Company or agent of Company; and (ii) the three (3) year period immediately after such period.

10.        Default and Termination

The Parties may terminate this Agreement by mutual consent in writing.

MassRoots may, by written notice to Company, terminate this Agreement if any of the following events occur:

(i) any breach of any material term or obligation of this Agreement if not remedied within thirty (30) days after Company receives written notice of such breach, provided that this time will be extended to the extent Company has made a good faith effort to resolve any such breach; or

(ii) Company is sold and its successor is unwilling to assume Company’s obligation under this Agreement, or refuses to enter into an assumption of obligations agreement or similar agreement; or

(iv) Company has either voluntarily or involuntarily had a proceeding commenced under any of the provisions of the Federal Bankruptcy Act or had a trustee or receiver of appointed by any court over a substantial portion of Company’s assets and any such proceeding is not terminated on or within sixty (60) days; or ceases doing business as a going concern.

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Company’s right to use the CannaRegs Non-Cannabis Intellectual Property shall cease upon termination under this section without further action. Within fifteen (15) days of such termination, Company shall return to MassRoots the CannaRegs Non-Cannabis Intellectual Property, including the original and all copies, together with a certification by a duly authorized representative of Company that all copies not returned have been destroyed.

Termination shall be in addition to, and not a waiver of, any remedy available to either Party at law, equity or under this Agreement.

Notwithstanding the foregoing, the provisions of Section 4 (Relationship of the Parties), 5 (Confidentiality), 6 (Infringement), 8 (Indemnity), 9 (Insurance), and 13 (Governing Law and Language) shall survive any termination.

11.       Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Company without the written consent of MassRoots, which shall not be unreasonably withheld, conditioned or delayed, other than to an Affiliate of Company with written notice to MassRoots and provided such Affiliate expressly assumes the obligations of Company hereunder.

12.       Entire Agreement and Counterparts.

This Agreement is a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter hereof and may not be changed, terminated or modified or waived except by an instrument in writing executed by both Parties. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. No waiver by MassRoots or Company of any breach of or default under this Agreement shall constitute a waiver of any subsequent breach or default.

13.       Governing Law and Language

Regardless of its place of negotiation, execution, or performance, this Agreement shall be enforced and interpreted in accordance with the laws of the State of Delware, without regard to that state’s choice of law statutes and provisions, as well as in accordance with applicable federal procurement law as enunciated in decisions of administrative boards and the federal courts.

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14.       Dispute Resolution

Any claim for the threatened, alleged, or actual breach of this Agreement by either Party (a “Dispute”), which cannot otherwise be resolved after good faith negotiations by the Parties, shall first be referred for resolution to the Parties’ respective executive management in writing.

If the Parties' executive management are unable to resolve the claim, controversy or other matter within thirty (30) calendar days of such referral including after due consideration of available alternate dispute resolution methods, then either Party may file suit in a court of competent jurisdiction.

Notwithstanding the above, either Party may immediately seek injunctive relief in a court of competent jurisdiction against improper use, disclosure, or threatened improper use or disclosure of Intellectual Property.

15.       Publicity and News Releases

Except as otherwise required by law or regulation, no news release, public announcement, advertisement or publicity concerning this Agreement, any proposals, sales brochures, advertising, promotional material, resulting contracts, or subcontracts to be carried out hereunder, shall be released by either Party without the prior written approval of the other Party. Such approval shall not be unreasonably withheld.

16.       Option to Purchase. On or within one hundred twenty (120) days following an Option Event (the “Option Period”), Company may elect to purchase and acquire the CannaRegs Non-Cannabis Intellectual Property for the sum of $50,000 (the “Option”) by providing written notice to MassRoots of its election to exercise the Option (the “Option Notice”). The closing in connection with the exercise of the Option shall occur on or within fifteen (15) days following the date of the Option Notice. At Closing, MassRoots shall assign and transfer ownership of the CannaRegs Non-Cannabis Intellectual Property to Company pursuant to a customary assignment to be negotiated by the Parties in good faith. “Option Event” means MassRoots has either voluntarily or involuntarily had a proceeding commenced under any of the provisions of the Federal Bankruptcy Act or had a trustee or receiver of appointed by any court over a substantial portion of MassRoot’s assets and any such proceeding is not terminated on or within sixty (60) days; or ceases doing business as a going concern.

17.       Notices.

Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally; (ii) sent by documented overnight delivery service; (iii) sent by facsimile transmission, provided that evidence of successful transmission is received by the sender; or (iv) sent by first class mail, postage prepaid. Such notice shall be deemed to have been duly given (i) on the date of delivery, if delivered personally; (ii) on the business day after dispatch by documented overnight delivery service, if sent in such manner; (iii) on the date of facsimile transmission, if so transmitted; or (iv) on the fifth business day after sent by first class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:

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Notices to MassRoots:

MassRoots, Inc.

1624 Market Street, Suite 201

Denver, CO 80202

Attention: Isaac Dietrich, CEO

Notices to Company:

Regs Technology, LLC

1776 Race St., 109

Denver, CO 80206

Attention: Amanda Ostrowitz, Manager

Either party may, by notice given in accordance with Section 16, specify a new address for notices under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be duly executed by their respective officers, thereunto duly authorized, as of the date and year first above written.

MASSROOTS, INC. By:_____________________________________ Name: Isaac Dietrich Title: Chief Executive Officer	REGS TECHNOLOGY LLC By:_____________________________________ Name: Amanda Ostrowitz Title: Officer

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EXHIBIT A

(MERGER AGREEMENT)

See attachment.

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